Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Senior Securities" and “Independent Registered Public Accounting Firm” in the Registration Statement (Form N-2) and related Prospectus of TCG BDC, Inc. for the registration of preferred stock, debt securities, subscription rights, warrants, units and shares of common stock (“the Registration Statement”) and to (a) the incorporation by reference therein of our reports dated February 25, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of TCG BDC, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with Securities Exchange Commission and (b) the use of our report dated April 13, 2020 with respect to the senior securities table for each of the five years in the period ended December 31, 2019 within the Registration Statement.

/s/ Ernst & Young LLP
New York, NY
April 13, 2020